Exhibit 3.4
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
T3 MOTION, INC.
     The undersigned hereby certifies as follows:
     1. He is the duly elected, qualified, and acting Chief Executive Officer of T3 Motion, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).
     2. The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on March 16, 2006.
     3. Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is One Hundred Seventy Million (170,000,000) shares. One Hundred Fifty Million (150,000,000) shares shall be Common Stock with a par value of $0.001 per share and Twenty Million (20,000,000) shares shall be Preferred Stock with a par value of $0.001 per share.
The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware.”
     4. The amendment set forth herein has been duly approved and adopted by the Board of Directors of this Corporation.
     5. The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute was voted in favor of the amendment.
     6. Such amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, T3 Motion, Inc. has caused this certificate to be signed by Ki Nam, its Chief Executive Officer, this 12th day of November 2009.

/s/ Ki Nam
Ki Nam, Chief Executive Officer